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

                                                         -----------------------------------------------------------
STELLER INSURED TAX-FREE BOND FUND        Yield = 2{(             $519,139.41 -        $77,311.30 )+1)^6-1}=
                                                         -----------------------------------------------------------
Computation of SEC Yield                                           11,660,672 *(            $0.00 -                     0.01010)
As of:  May 31, 1997
                                                         SEC Yield =                        4.38%

Dividend and/or Interest
Inc for the 30 days ended              $519,139.41

Net Expenses for                        $77,311.30
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends                    11,660,672

Maxium offering price
per share as of 5-31-97                      10.48

Undistributed net income                   0.01010

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=                     6.08%

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